Exhibit 99.1

99 CENTS ONLY STORES REPORTS THIRD QUARTER FISCAL 2017 RESULTS

Third Quarter Fiscal 2017 Overview:

•                  Net sales increased 1.8% to $500.1 million compared to the prior year

•                  Same-store sales increased by 0.8%

•                  Gross margin, as a percentage of net sales, increased to 29.0%, up from 26.8% in the prior year

•                  Net loss was $37.0 million compared to net loss of $152.6 million in the prior year

•                  Adjusted EBITDA(1) was $8.6 million compared to $5.1 million in the prior year

CITY OF COMMERCE, California — December 9, 2016 — 99 Cents Only Stores LLC (the “Company”) announced its financial results for the third quarter of fiscal 2017 ended October 28, 2016.

Geoffrey Covert, President and Chief Executive Officer, stated, “The third quarter was a productive period for 99 Cents Only Stores, highlighted by continued sales momentum, improved margins and strong year-over-year growth in Adjusted EBITDA. Net sales for the third quarter were $500.1 million, up 1.8% over the prior year period, with sales up 0.8% on a same-store basis. Importantly, Adjusted EBITDA of $8.6 million was up 68% compared to the prior year, representing our first quarter of year-over-year growth in Adjusted EBITDA since fiscal 2015. Underlying these improved results is a solid liquidity position that we believe will meet our current requirements and future growth objectives.”

Mr. Covert continued, “Our performance provides strong evidence that our turnaround initiatives are on the right track, and our talented and capable management team continues to execute our strategy and drive value for our stakeholders.”

Third Quarter Financial Results

For the third quarter of fiscal 2017, the Company’s net sales increased 1.8%, to $500.1 million, compared to $491.5 million in the third quarter of fiscal 2016. Same-store sales increased 0.8% compared to the third quarter of fiscal 2016, with higher average ticket of 1.1% offset by lower customer traffic of 0.3%. The increase in same-store sales was primarily due to higher sales from fresh offerings, as a result of improved product availability and higher in-stock levels due to improvements in the allocation and replenishment system and the expansion of the Company’s partnership with third party produce distributors. In addition, seasonal sales increased as a result of an enhanced assortment of merchandise and a uniform merchandising strategy.

(1)         EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are considered “non-GAAP financial measures” under the Securities and Exchange Commission regulations.  The definitions of, an explanation of how and why the Company uses, and a reconciliation to the most directly comparable GAAP measure of, these non-GAAP measures are included in this press release.

Gross margin, as a percentage of net sales, was 29.0% in the third quarter of fiscal 2017, an increase of 220 basis points from the third quarter of fiscal 2016. Gross margin increased due to lower inventory shrinkage, higher product margin from lower inbound freight and duty costs as well as lower distribution and transportation costs. Selling, general and administrative expenses were $165.2 million, or 33.0% as a percentage of net sales, representing an increase of 310 basis points from the third quarter of fiscal 2016. The increase was primarily driven by an increase in the California minimum wage, higher performance-based compensation expenses and an estimated sales tax audit liability. Additionally, the prior year quarter included the one-time impact of a $5.4 million gain on sale of excess warehousing capacity, which benefitted last year’s third quarter selling, general and administrative expenses by approximately 110 basis points.

During the third quarter of fiscal 2016, the Company recorded a $120.0 million non-cash goodwill impairment charge relating to the retail reporting unit.

Net loss was $37.0 million in the third quarter of fiscal 2017 compared to net loss of $152.6 million for the third quarter of fiscal 2016. Net loss as a percentage of net sales was (7.4)% for the third quarter of fiscal 2017, compared to net loss of (31.1)% for the third quarter of fiscal 2016.  Adjusted EBITDA was $8.6 million in the third quarter of fiscal 2017, compared to $5.1 million in the third quarter of fiscal 2016. Adjusted EBITDA margin was 1.7% compared to 1.0% over the same period last year.

Year-to-Date Financial Results

For the first nine months of fiscal 2017, the Company’s net sales increased 1.6% to $1,509.5 million, compared to $1,486.2 million in the first nine months of fiscal 2016. Same-store sales increased 0.6% driven by higher average ticket. Net loss was $97.3 million in the first nine months of fiscal 2017, compared to net loss of $229.6 million for the first nine months of fiscal 2016. Net loss as a percentage of total sales was (6.4)% for the first nine months of fiscal 2017, compared to net loss as a percentage of total sales of (15.4)% for the first nine months of fiscal 2016. Adjusted EBITDA was $27.1 million in the first nine months of fiscal 2017, compared to $37.1 million for the first nine months of fiscal 2016. Adjusted EBITDA margin was 1.8% for the first nine months of fiscal 2017, compared to 2.5% for the first nine months of fiscal 2016.

Store Openings

The Company did not open any new stores during the third quarter of fiscal 2017. As of the end of the third quarter of fiscal 2017, the Company operated 394 stores, an increase of 1.3% in store count over the same period of last year.

Fiscal 2017 Outlook

The Company is reiterating the following previously issued outlook for fiscal 2017:

•                  Positive same-store sales growth

•                  Substantial year-over-year increase in Adjusted EBITDA, and a substantial decrease in net loss over the same period

•                  5 new store openings

The Company is revising the following previously issued outlook for fiscal 2017 to reflect changes in its full year capital expenditure outlook, primarily due to the expansion of its store refresh initiative in Phoenix, an option to purchase a piece of surplus real estate and additional expenditures on store signage and maintenance:

•                  Capital expenditures of approximately $45-$47 million.

The capital expenditures guidance excludes anticipated expenditures associated with the rebuild of one store in the Los Angeles area that was impacted by a fire in May 2016. The Company expects to recover a substantial portion of the expenditures through insurance reimbursements.

In the fourth quarter of fiscal 2017, the Company expects to close five stores in California upon the expiration of their leases.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss its third quarter of fiscal 2017 and the other matters described in this release is scheduled for Friday, December 9, 2016 at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time).

The live Third Quarter Fiscal 2017 Earnings Conference Call can be accessed by dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international). Please phone in approximately 10 minutes before the call is scheduled to begin and hold for an operator to assist you.  Please inform the operator that you are calling in for 99 Cents Only Stores’ Fiscal 2017 Third Quarter Earnings Conference Call, and be prepared to provide the operator with your name, company name, position and the conference ID: 13650176. The call will also be broadcast live over the Internet, accessible through the Investor Relations section of the Company’s website at www.99only.com/investor-relations.

A telephonic replay of the call will be available beginning Friday, December 9, 2016, at 4:00 p.m. Eastern Time, through Friday, December 23, 2016, at 11:59 p.m. Eastern Time. To access the replay, dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and enter the replay pin number: 13650176. A replay of the webcast will also be available for 60 days upon completion of the conference call, accessible through the Investor Relations section of the Company’s website at www.99only.com/investor-relations.

A copy of this earnings release and supplemental slides will be available prior to the call, accessible through the Investor Relations section of the Company’s website at www.99only.com/investor-relations.

Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense (income) and other financial costs, income taxes, depreciation and amortization.  Adjusted EBITDA is defined as EBITDA for the relevant period as adjusted by the following amounts: non-cash adjustments to reserve balances, stock-based compensation, fees and expenses related to the Merger (as defined below), legal settlements, non-ordinary course store closures, and other non-cash or one-time items.  Adjusted EBITDA margin is Adjusted EBITDA divided by total sales.  Adjusted EBITDA and Adjusted EBITDA margin as presented herein, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America (“GAAP”).  The Company’s management uses EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to assess its performance and that of its competitors.  In addition, Adjusted EBITDA is used to determine the Company’s compliance and ability to take certain actions under the covenants contained in the Company’s debt instruments.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not measures of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP, as measures of operating performance or operating cash flows or as measures of liquidity.

Merger and Conversion to LLC

On January 13, 2012, 99¢ Only Stores was acquired by affiliates of Ares Management LLC, Canada Pension Plan Investment Board and the Gold-Schiffer family.  The acquisition is referred to as the “Merger.” Effective October 18, 2013, 99¢ Only Stores converted from a California corporation to a California limited liability company, 99 Cents Only Stores LLC.  The term the “Company” refers to 99¢ Only Stores and its consolidated subsidiaries prior to the conversion date and to 99 Cents Only Stores LLC and its consolidated subsidiaries on or after the conversion date.

About 99 Cents Only Stores

Founded in 1982, 99 Cents Only Stores LLC is the leading operator of extreme value stores in California and the Southwestern United States. The Company currently operates 394 stores located in California, Texas, Arizona and Nevada. 99 Cents Only Stores LLC offers a broad assortment of name brand and other attractively priced merchandise and compelling seasonal product offerings. For more information, visit www.99only.com.

Investor Contact:

Addo Investor Relations

Lasse Glassen

(424) 238-6249

lglassen@addoir.com

### Tables to Follow ###

The following tables reconcile EBITDA and Adjusted EBITDA to net loss for the periods indicated:

	For the Third Quarter Ended
	October 28, 2016	October 30, 2015
	(In thousands)
	(Unaudited)

Net loss	$(36,991)	$(152,636)
Interest expense, net	16,913	16,549
Provision for income taxes	21	607
Depreciation and amortization	18,292	16,955
EBITDA	$(1,765)	$(118,525)
Stock-based compensation (a)	155	48
Purchase accounting effect on leases (b)	721	624
Goodwill impairment (c)	—	120,000
Impairment of long-lived assets (d)	491	32
Cost of sales adjustments (e)	824	905
Inventory adjustments (f)	241	597
Employee related expenses (g)	3,742	2,379
Real estate projects termination charges (h)	—	116
Professional and consultant fees (i)	990	366
Gain on sales of assets (j)	(189)	(5,503)
Promotional adjustments (k)	—	3,660
Other (l)	3,401	440
Adjusted EBITDA	$8,611	$5,139

(a)         Represents stock-based compensation expense incurred in connection with various stock-based compensation plans in which certain Company employees have participated.

(b)         Represents purchase accounting effect on rent revenue and rent expense.

(c)          Represents goodwill impairment charge related to the retail reporting unit.

(d)         Represents non-cash impairment charges related to an asset held for sale, stores to be closed and fixtures to be disposed in fiscal 2017 and an impairment of equipment for fiscal 2016.

(e)          Represents lower of cost or market adjustments, close-out inventory write-offs and other.

(f)           Represents charges related to excess and obsolescence reserve and other.

(g)          Represents expenses related to severance for former employees, signing and retention bonuses and other employee related expenses.

(h)         Represents charges related to previously capitalized store real-estate development costs expensed upon termination of related projects.

(i)             Represents professional and consultant fees.

(j)            Represents amortization of gain related to sale-leaseback arrangements and net gain/loss on the sale of non-core assets.

(k)         Represents promotions aimed at profitability improvement.

(l)             Represents non-cash or other charges and income, including professional fees, legal reserve adjustments, prior year property and sales tax assessments, insurance reimbursements and other.

The following tables reconcile EBITDA and Adjusted EBITDA to net loss for the periods indicated:

	For the First Three Quarters Ended
	October 28, 2016	October 30, 2015
	(In thousands)
	(Unaudited)

Net loss	$(97,270)	$(229,566)
Interest expense, net	50,185	49,299
Provision for income taxes	146	32,569
Depreciation and amortization	52,687	50,510
EBITDA	$5,748	$(97,188)
Stock-based compensation (a)	543	1,455
Purchase accounting effect on leases (b)	2,147	1,891
Goodwill impairment (c)	—	120,000
Impairment of long-lived assets (d)	491	510
Cost of sales adjustments (e)	824	905
Inventory adjustments (f)	1,827	597
Employee related expenses (g)	6,938	5,987
Real estate projects termination charges (h)	11	2,949
Professional and consultant fees (i)	2,735	507
Gain on sales of assets (j)	(112)	(5,599)
Promotional adjustments (k)	—	3,660
Loss on extinguishment (l)	335	—
Other (m)	5,661	1,411
Adjusted EBITDA	$27,148	$37,085

(a)         Represents stock-based compensation expense incurred in connection with various stock-based compensation plans in which certain Company employees have participated.

(b)         Represents purchase accounting effect on rent revenue and rent expense.

(c)          Represents goodwill impairment charge related to the retail reporting unit.

(d)         Represents non-cash impairment charges related to an asset held for sale, stores to be closed and fixtures to be disposed in fiscal 2017 and an impairment of equipment and underperforming store in Texas in fiscal 2017.

(e)          Represents lower of cost or market adjustments, close-out inventory write-offs and other.

(f)           Represents charges related to excess and obsolescence reserve and other

(g)          Represents expenses related to severance for former employees, signing and retention bonuses and other employee related expenses.

(h)         Represents charges related to previously capitalized store and distribution center real-estate development costs expensed upon termination of related projects.

(i)             Represents professional and consultant fees.

(j)            Represents amortization of gain related to sale-leaseback arrangements and net gain/loss on the sale of non-core assets.

(k)         Represents promotions aimed at profitability improvement.

(l)             Represents loss on extinguishment of debt from amendment of the asset based lending facility in the first quarter of fiscal 2017.

(m)     Represents non-cash or other charges and income, including professional fees, legal reserve adjustments, prior year property and sales tax assessments, insurance reimbursements and other.

99 CENTS ONLY STORES LLC

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	October 28, 2016	January 29, 2016(1)
	(Unaudited)
ASSETS
Current Assets:
Cash	$2,426	$2,312
Accounts receivable, net of allowance for doubtful accounts of $117 and $140 at October 28, 2016 and January 29, 2016, respectively	3,142	1,674
Income taxes receivable	2,235	3,665
Inventories, net	188,380	196,651
Assets held for sale	4,903	2,308
Other	11,293	18,570

Total current assets	212,379	225,180
Property and equipment, net	522,002	542,570
Deferred financing costs, net	3,992	916
Intangible assets, net	448,830	453,242
Goodwill	387,772	387,772
Deposits and other assets	8,384	7,352

Total assets	$1,583,359	$1,617,032

LIABILITIES AND MEMBER’S EQUITY
Current Liabilities:
Accounts payable	$88,049	$79,197
Payroll and payroll-related	22,034	18,421
Sales tax	15,002	13,314
Other accrued expenses	54,244	39,520
Workers’ compensation	75,542	76,389
Current portion of long-term debt	6,138	6,138
Current portion of capital and financing lease obligations	30,251	989

Total current liabilities	291,260	233,968
Long-term debt, net of current portion	868,382	875,843
Unfavorable lease commitments, net	4,426	5,746
Deferred rent	29,717	29,333
Deferred compensation liability	774	709
Capital and financing lease obligation, net of current portions	46,856	34,817
Deferred income taxes	163,045	163,045
Other liabilities	7,011	5,118

Total liabilities	1,411,471	1,348,579

Commitments and contingencies
Member’s Equity:
Member units — 100 units issued and outstanding at October 28, 2016 and January 29, 2016	550,769	550,226
Investment in Number Holdings, Inc. preferred stock	(19,200)	(19,200)
Accumulated deficit	(359,681)	(262,411)
Other comprehensive loss	—	(162)

Total equity	171,888	268,453

Total liabilities and equity	$1,583,359	$1,617,032

(1)         The Consolidated Balance Sheet as of January 29, 2016  was retrospectively adjusted to reflect the adoption of Accounting Standards Update (“ASU”) No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” and ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” in the first quarter of fiscal 2017.

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	For the Third Quarter Ended		For the First Three Quarters Ended
	October 28, 2016	October 30, 2015	October 28, 2016	October 30, 2015

Net Sales:
99¢ Only Stores	$489,900	$480,547	$1,479,126	$1,452,682
Bargain Wholesale	10,244	10,918	30,405	33,474
Total sales	500,144	491,465	1,509,531	1,486,156
Cost of sales	354,982	359,796	1,074,202	1,061,989

Gross profit	145,162	131,669	435,329	424,167
Selling, general and administrative expenses	165,219	147,149	481,933	451,865
Goodwill impairment	—	120,000	—	120,000
Operating loss	(20,057)	(135,480)	(46,604)	(147,698)

Other (income) expense:
Interest income	(7)	—	(45)	(3)
Interest expense	16,920	16,549	50,230	49,302
Loss on extinguishment	—	—	335	—
Total other expense, net	16,913	16,549	50,520	49,299

Loss before provision for income taxes	(36,970)	(152,029)	(97,124)	(196,997)
Provision for income taxes	21	607	146	32,569
Net loss	$(36,991)	$(152,636)	$(97,270)	$(229,566)

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the First Three Quarters Ended
	October 28, 2016	October 30, 2015

Cash flows from operating activities:
Net loss	$(97,270)	$(229,566)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	51,375	49,179
Amortization of deferred financing costs and accretion of OID	4,457	3,542
Amortization of intangible assets	1,312	1,332
Amortization of favorable/unfavorable leases, net	1,802	1,322
Gain on disposal of fixed assets	(564)	(5,497)
Loss on interest rate hedge	514	1,119
Goodwill impairment	—	120,000
Loss on extinguishment of debt	335	—
Long-lived assets impairment	491	509
Deferred income taxes	—	31,704
Stock-based compensation	543	1,456
Changes in assets and liabilities associated with operating activities:
Accounts receivable	(1,468)	141
Inventories	8,271	29,804
Deposits and other assets	5,202	3,487
Accounts payable	8,190	(22,433)
Accrued expenses	19,781	3,270
Accrued workers’ compensation	(847)	(1,786)
Income taxes	1,322	9,371
Deferred rent	1,339	3,266
Other long-term liabilities	3,146	1,607
Net cash provided by operating activities	7,931	1,827

Cash flows from investing activities:
Purchases of property and equipment	(35,273)	(55,710)
Proceeds from sale of property and fixed assets	617	22,320
Insurance recoveries for replacement assets	937	—
Net cash used in investing activities	(33,719)	(33,390)

Cash flows from financing activities:
Payments of long-term debt	(4,604)	(4,604)
Proceeds under revolving credit facility	168,500	404,050
Payments under revolving credit facility	(174,500)	(385,350)
Payments of debt issuance costs	(4,725)	(487)
Proceeds from financing lease obligations	41,993	8,666
Payments of capital and financing lease obligations	(762)	(143)
Payments to repurchase stock options of Number Holdings, Inc.	—	(390)
Net settlement of stock options of Number Holdings, Inc. for tax withholdings	—	(57)
Net cash provided by financing activities	25,902	21,685

Net increase (decrease) in cash	114	(9,878)
Cash - beginning of period	2,312	12,463
Cash - end of period	$2,426	$2,585

Safe Harbor Statement

The Company has included statements in this release that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended. As a general matter, forward-looking statements are those focused on future or anticipated events or trends, expectations and beliefs including, among other things, (a) trends affecting the financial condition or results of operations of the Company and (b) the business and growth strategies of the Company (including the Company’s store opening growth rate) that are not historical in nature.  Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2016. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.